CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2024, relating to the financial statements and financial highlights of The Brinsmere Fund ‐ Conservative ETF and The Brinsmere Fund ‐ Growth ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the period ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 22, 2025